Exhibit 7.1

Williams & Webster, PS.
Certified Public Accountants & Business Consultants

March 4, 2008

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N.W.
Washington, DC 20549

Re:  Rhino Outdoor International, Inc.

Commission File Number:  333-62690

Dear Sirs:

We have received a copy of and are in agreement with, the statement being made by Rhino Outdoor International, Inc. in Item 4.02 of its Form 8-K dated March 3, 2008 and captioned “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/Williams & Webster, P.S.

Williams & Webster, P.S.

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
   Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201
   Phone (509) 838-5111 • Fax (509) 838-5114 • www.williams-webster.com